EX-99(a)(1)(v)

Offer by

Western Asset Premier Bond Fund

(the “Fund”)

to Purchase for Cash

Up to 2,880 of the Preferred Shares of the Fund

(Western Asset Premier Bond Fund Taxable Auction Market Preferred Shares Series M and Series W)

June 5, 2014

To Our Clients:

Enclosed for your consideration is the offer to purchase dated June 5, 2014 (the “Offer to Purchase”) in connection with the offer by the Fund, a Massachusetts business trust registered under the Investment Company Act of 1940, to purchase for cash up to 2,880 of its outstanding preferred shares of beneficial interest, without par value and a liquidation preference of $25,000 per share, designated Taxable Auction Market Preferred Shares, Series M and Series W (the “Preferred Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute the “Offer”). The price to be paid for the Fund’s Preferred Shares is an amount per share, net to the seller in cash, equal to 97% of the liquidation preference per share (or $24,250 per share), plus any unpaid dividends accrued through July 3, 2014, or such later date to which the Fund’s Offer is extended. The Offer by the Fund is conditioned upon (i) the Fund’s closing on a proposed but not yet executed secured credit facility (the “Credit Facility”) with State Street Bank and Trust Company (“SSB”) and (ii) certain other conditions as outlined in the Offer.

We are the registered holder of record of Preferred Shares held for your account. A tender of such Preferred Shares can be made only by us as the registered holder of record and only pursuant to your instructions. The Offer to Purchase is being furnished to you for your information only and cannot be used by you to tender Preferred Shares held by us for your account.

We request instructions as to whether you wish us to tender all or any Preferred Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

1.	The purchase price to be paid for the Fund’s Preferred Shares is an amount per share, net to the seller in cash, equal to 97% of the liquidation preference per share (or $24,250 per share), plus any unpaid dividends accrued through July 3, 2014, or such later date to which the Offer is extended. When considering whether to tender Preferred Shares, you should be aware that the payment received pursuant to the Offer will be less than the amount that you would be entitled to receive upon redemption of your Preferred Shares under the terms of the Preferred Shares or upon a liquidation of the Fund.

2.	The Fund’s Offer and withdrawal rights expire at 5:00 p.m., New York City time, on July 3, 2014, unless the Offer is extended.

3.	The Offer is conditioned upon (i) the Fund’s closing on the Credit Facility and (ii) certain other conditions as outlined in the Offer.

4.	Upon the terms and subject to the conditions of the Fund’s Offer, the Fund will purchase up to 2,880 of the Preferred Shares validly tendered (and not withdrawn) on or prior to the Expiration Date (as defined in the Offer to Purchase).

5.	Any stock transfer taxes applicable to the sale of Preferred Shares to the Fund pursuant to the Fund’s Offer will be paid by the Fund, except as otherwise provided in the Offer to Purchase.

6.	No fees or commissions will be payable to the Fund in connection with the Offer. However, brokers and other nominees who tender Preferred Shares pursuant to your instructions may charge you a fee for doing so.

7.	Your instructions to us should be forwarded in ample time before the Expiration Date to permit us to submit a tender on your behalf.

8	In order to facilitate auctions for any Preferred Shares that may remain outstanding after the Offer are completed, please provide, if known, the contact information for the auction department at your broker or other nominee, or the broker-dealer (if a different party) that submits auction instructions to the auction agent on your behalf.

If you wish to have us tender all or any of your Preferred Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. If you authorize the tender of your Preferred Shares, all such Preferred Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions to us should be forwarded as promptly as possible in order to permit us to submit a tender on your behalf in accordance with the terms and conditions of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Preferred Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Neither the Fund nor the Fund’s Board of Trustees (the “Board”) are making any recommendation to any holder of Preferred Shares as to whether to tender or refrain from tendering Preferred Shares in the Offer. Each holder of Preferred Shares is urged to read the Offer to Purchase and the Letter of Transmittal and accompanying materials carefully in evaluating the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than the materials enclosed herewith and the statements specifically set forth in such materials, and, if given or made, such information or representations may not be relied upon as having been authorized by the Fund or the Board.

Payment for Preferred Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by Deutsche Bank Trust Company Americas (the “Depositary”) of (a) timely confirmation of the book-entry transfer of such Preferred Shares into the account maintained by the Depositary at the Depository (the “Book-Entry Transfer Facility”), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (b) an Agent’s Message (as defined in the Offer to Purchase), in connection with a book-entry delivery, and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering holders of Preferred Shares at the same time depending upon when confirmations of book-entry transfer of such Preferred Shares into the Depositary’s account at the Book-Entry Transfer Facility are actually received by the Depositary.

Instructions with Respect to Offer by

Western Asset Premier Bond Fund

(the “Fund”)

to Purchase for Cash

Up to 2,880 of the Preferred Shares of the Fund

(Western Asset Premier Bond Fund Taxable Auction Market Preferred Shares Series M and Series W)

The undersigned acknowledge(s) receipt of the enclosed letter and the offer to purchase dated June 5, 2014 (the “Offer to Purchase”) and related letter of transmittal in connection with the offer by the Fund, a Massachusetts business trust registered under the Investment Company Act of 1940, to purchase for cash up to 2,880 of its outstanding preferred shares of beneficial interest, without par value and a liquidation preference of $25,000 per share, designated Taxable Auction Market Preferred Shares, Series M and Series W (the “Preferred Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related letter of transmittal (the “Letter of Transmittal” which, together with the Offer to Purchase, as each may be amended and supplemented from time to time, constitute the “Offer”).

This will instruct you to tender the number of Preferred Shares as indicated below (or if no number is indicated below, all the Preferred Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and related letter of transmittal.

Fund Name:	SIGN HERE

Series:

CUSIP(S):

Number of Preferred Shares to be Tendered:	Signature(s)

amount of Preferred Shares*

Dated , 2014	Please type or print name(s)

If known:	Please type or print address

Auction Desk Contact Information:

Name:	Area Code and Telephone Number

Email Address:	Social Security or other Taxpayer Identification Number

Broker-Dealer that provides instructions to Auction Agent:

PLEASE RETURN THIS FORM TO THE BROKERAGE

FIRM MAINTAINING YOUR ACCOUNT

The method of delivery of this form is at the option and risk of the tendering holder of Preferred Shares. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

*	Unless otherwise indicated, it will be assumed that all Preferred Shares held by us for your account is to be tendered. Specify series if more than one series is tendered and not all Preferred Shares held by us for your account are to be tendered.